Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uranium Power Corporation


We consent to the incorporation in the Registration Statement dated August 6, 2004 on Form SB2-A/Amendment No. 3 of Uranium Power Corporation (An Exploration Stage Company) of our auditors' report dated July 16, 2004 on the consolidated balance sheets of Western Petrochemicals Corp. as at April 30, 2004 and 2003 and the related statements of operations, stockholders' deficit and cash flows for each of the three years ended April 30, 2004, 2003 and 2002 and the cumulative totals for the exploration stage operations from October 22, 1999 (inception) through April 30, 2004.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.


/s/ Pannell Kerr Forster

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
August 6, 2004